Exhibit 99


                        P R E S S   R E L E A S E


RELEASE DATE:                                     CONTACT:
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September 21, 2005                                Frank D. Martz
                                                  Group Senior Vice President
                                                  of Operations and Secretary
                                                  (724) 758-5584


           ESB FINANCIAL CORPORATION ANNOUNCES CASH DIVIDEND
           -------------------------------------------------

     ESB Financial Corporation announced today that its Board of Directors at its meeting on September 20, 2005 declared a quarterly cash dividend of $.10 on the Common Stock of ESB Financial Corporation payable on October 25, 2005 to the stockholders of record at the close of business on September 30, 2005.

     In announcing the scheduled cash dividend, Charlotte A. Zuschlag, President and Chief Executive Officer, noted the Company's results of operations for the three months ended June 30, 2005. The Company recognized net income for the three month period ended June 30, 2005 of $3.2 million or $.24 per diluted share. This announcement reflects the Company's policy of declaring a regular quarterly cash dividend. This quarterly cash dividend equates to an annual cash dividend of $.40 per share.

     ESB Financial Corporation is the parent Holding Company of ESB Bank, and offers a wide variety of financial products and services through 23 offices in the contiguous counties of Allegheny, Lawrence, Beaver and Butler in Pennsylvania. The common stock of the Company is traded on the Nasdaq Stock Market under the symbol "ESBF".

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